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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 31, 2002

                             UNICCO SERVICE COMPANY

               (Exact Name of Registrant as Specified in Charter)


Massachusetts                        333-42407               04-2872501

(State of Other Jurisdiction         (Commission File        (IRS Employer
Incorporation)                       Number)                 Identification No.)


               275 Grove Street, Suite 3-200, Auburndale, MA 02466

               (Address of Principal Executive Office) (Zip Code)

       Registrant's telephone number, including area code: (617) 527-5222

                                 Not applicable

          (Former Name or Former Address, if changed since Last Report)


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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE.

UNICCO Service Company (the "Company" or "UNICCO") is furnishing this report on Form 8-K in order to update the information provided in its Notifications of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission (the "Commission") on September 27, 2002 and November 27, 2002 (the "Forms 12b-25"), and to provide other available information.

For the reasons set forth herein, the Company continues to be unable to complete and file (i) its Annual Report on Form 10-K for its 2002 fiscal year ended June 30, 2002 (the "Form 10-K"), and (ii) its Quarterly Report on Form 10-Q for the first quarter of fiscal 2003 ended September 29, 2002 (the "Form 10-Q").

REVIEW OF INSURANCE PROGRAM

As previously reported in the Company's filings with the Commission, one of the Company's significant operating expenses is the cost of its workers' compensation and general liability insurance program. Prior to April 1, 2002, the Company's insurance program had been administered by a fronting insurance carrier (a third-party insurance company that administers the claims), with the Company's deductible obligations re-insured by Ashmont Insurance Company Limited ("Ashmont"), an offshore insurance company owned by the same shareholder group that owns UNICCO.

The Company changed its insurance program effective April 1, 2002, as reported in the Forms 12b-25. (The Company's insurance policy years run from April 1 to March 31 of each year.) The Company, in consultation with its independent accountants, attorneys and insurance advisors, has been conducting a review of its insurance arrangements, contracts and premium payments made in connection with its workers' compensation and general liability insurance program, including the impact on its financial statements of Ashmont's net deficit and other financial matters discussed below. Until the conclusion of this review, the Company is unable to issue financial statements for its 2002 fiscal year and the first quarter of fiscal 2003. The Form 10-K and the Form 10-Q cannot be completed and filed until such financial statements are completed.

Due to the adverse financial performance and the relative illiquidity of its investment portfolio, Ashmont lacks sufficient liquidity to make the required ongoing deductible payments on claims relating to prior policy years. In order to meet its obligations under its insurance program, the Company has taken certain actions to permit continued coverage, including making loans to enable Ashmont to meet certain of its investment commitments and, beginning in April 2002, making a series of payments in the aggregate amount of approximately $7.5 million through December 31, 2002 in order to fund Ashmont's obligations.

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Ashmont's adverse financial performance has resulted in the accumulation of a net deficit on its balance sheet. Ashmont and its independent accountants are attempting to determine the amount of Ashmont's net deficit as of June 30, 2002. The audited financial statements of Ashmont as of December 31, 2001 reflect a net deficit of approximately $15.5 million. As a result of Ashmont's net deficit position, Ashmont has been placed in controllership upon the recommendation of its insurance regulator, the Cayman Islands Monetary Authority, which supervises the Cayman Islands' financial services industry and monetary system.

The specific accounting impact of the matters discussed above on the Company's financial statements has not yet been determined. However, the Company believes that it will be in non-compliance with certain financial covenants under the Company's revolving credit facility. The Company also is in violation of its covenants to provide financial statements to the lenders within specified periods. These matters will necessitate a consent and waiver from the Company's bank lenders. The Company has engaged in preliminary discussions with its lenders regarding such a consent and waiver. The lenders continue to allow the Company to utilize the credit facility.

In addition, the Company believes that the actions it has taken with respect to Ashmont may make it advisable that it seek a consent and waiver under certain covenants in the Indenture governing the Company's 9-7/8% Senior Subordinated Notes (the "Indenture"). Additionally, the Indenture requires the Company to provide financial statements within specified periods, which the Company has not yet done. The Company intends to seek such a consent and waiver from its bondholders shortly.

In the event that the Company is unable to obtain the necessary consents and waivers under the credit facility or the Indenture, the date for payment of the corresponding indebtedness could be accelerated, and the lenders would be entitled to enforce other remedies against the Company, including realizing on the collateral, consisting of substantially all of the Company's assets, securing the credit facility. If the Company is unable to obtain the necessary consents and waivers and payment is demanded, it is management's intention to seek alternative replacement financing for these obligations. The Company continues to negotiate with its bank lenders and intends to solicit consent from its bondholders. Therefore, management has not yet begun to seek replacement financing.

As a result of the uncertainty surrounding the accounting for the insurance program and the effect on its credit facility and the Indenture, the Company has continued to delay the filing of the Form 10-K and the Form 10-Q.

UNAUDITED REVENUE AND CASH FLOW DATA

As discussed above, the Company is unable to provide full financial statements for its fiscal year ended June 30, 2002 and the three months ended September 29, 2002. However, the Company is providing the following financial data and information, as it


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believes that these items are not dependent upon the final resolution of the accounting issues discussed above. This data and information excludes any impact from the insurance matters discussed above. However, the table below includes, as a reduction to cash flows from operations, payments of $5.1 million since April 2002 to fund Ashmont's loss claims and a payment of $0.5 million to fund a capital call on one of Ashmont's investments. The amounts below are subject to change or adjustment when the Form 10-K and the Form 10-Q are filed, which changes or adjustments may be material in amount.


                                                                           Three Months      Three Months
                                      Year Ended         Year Ended           Ended              Ended
                                     June 24, 2001      June 30, 2002     Sept. 23, 2001    Sept. 29, 2002
                                     -------------      -------------     --------------    --------------
                                                                 (In Thousands)

Service revenues ..................... $590,422           $600,041           $146,988          $154,536

Cash flows provided by (used in)
operations............................    8,994             12,031             (7,290)           (3,728)
Cash flows used in investing
activities ...........................   (7,477)            (2,279)              (470)             (770)
Cash flows provided by (used in)
financing activities..................      837            (11,081)             5,116             3,577
Net increase (decrease) in cash
and cash equivalents .................    2,354             (1,329)            (2,644)             (921)
Cash and cash equivalents,
beginning of period...................    2,333              4,687              4,687             3,358
Cash and cash equivalents, end
of period.............................    4,687              3,358              2,043             2,437


YEAR ENDED  JUNE 30, 2002

    SERVICE REVENUES. Revenues for fiscal 2002 were $600.0 million, an increase of $9.6 million, or 1.6%, compared to revenues of $590.4 million for fiscal 2001. The increase was attributable to an $18.1 million increase in the Commercial Division's revenue, partially offset by a $6.5 million decrease in the Industrial Division's revenue and a $2.0 million decrease that was the result of the sale of certain contracts with customers located in the province of Quebec effective February 1, 2002. The increase in the Commercial Division's revenue was the result of additional services performed under new and existing contracts outpacing reductions in revenue due to reductions in scope of work or lost contracts. A major contributor to the increase in the Commercial Division's revenue was the increase in the scope of work with an existing customer that resulted in an

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additional $11.4 million in revenues compared with the same period in the prior year. This customer, Simon Property Group, represented 10.3% of consolidated revenues for the year ended June 30, 2002. The decrease in the Industrial Division's revenue was primarily the result of lost contracts and decreased services to existing customers outpacing new contracts and increased services with existing customers.

    CASH FLOWS. For fiscal 2002, the Company's cash balance decreased by $1.2 million. The decrease was attributable to cash used in investing and financing activities of $2.3 million and $11.0 million, respectively. These uses of cash were partially offset by cash provided by operating activities of $12.1 million. A major contributor to cash provided by operations was a $14.4 million decrease in accounts receivable that resulted from strong cash collections during the year. Also reflected in cash provided by operations were payments totaling $2.5 million to a fronting carrier for a deposit account to fund workers' compensation claims related to the April 1, 2002 to March 31, 2003 policy year. The Company also made payments of $2.3 million through June 30, 2002 to Ashmont to fund Ashmont's claims payments.

Cash used in investing activities of $2.3 million resulted primarily from capital expenditures of $2.1 million.

Cash used in financing activities resulted primarily from payments on the Company's revolving credit facility of $11.2 million. Also contributing to the use of cash in financing activities were $3.0 million in payments on the Company's other subordinated indebtedness and distributions to shareholders of $1.2 million, including tax related distributions of $0.4 million. These cash uses were partially offset by the increase in the cash overdraft of $4.3 million.

The Company's principal capital requirements are to service the Company's indebtedness, for working capital and, to a lesser extent, to fund capital expenditures. Subject to the necessary consents and waivers of its lenders, the Company also intends to continue funding the operations of Ashmont, which funding began in April 2002. The Company believes that its cash flow from operations, together with cash on hand and its borrowing capacity under the credit facility, will be sufficient to meet such requirements during fiscal 2003. However, in the event that the Company is unable to obtain the necessary consents and waivers under such credit facility or the Indenture, the date for payment of the corresponding indebtedness could be accelerated, and the lenders would be entitled to enforce other remedies against the Company, including realizing on the collateral, consisting of substantially all of the Company's assets, securing the credit facility.

The following summarizes the Company's contractual cash obligations as of June 30, 2002 and the effect these obligations are expected to have on its liquidity and cash flows in future periods (in thousands):

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
                                                       Funding
                                       Operating      Ashmont's         EEOC
    Fiscal Year                          Leases      Operations(1)    Settlement           Debt
    -----------                          ------      -------------    ----------           ----
    2003...........................  $      8,518    $     13,250    $        500      $         --
    2004...........................         7,362              --              --                --
    2005...........................         5,776              --              --                --
    2006...........................         4,535              --              --                --
    2007...........................         4,007              --              --            16,493
    Thereafter.....................        11,850              --              --            47,200
                                     ------------    ------------    ------------      ------------
                                     $     42,048    $     13,250    $        500      $     63,693
                                     ============    ============    ============      ============

(1) The Company intends to continue funding the operations of Ashmont, which funding began in April 2002. This funding requires the Company to obtain the necessary consents from its bondholders and its lending banks. The amount of funding reflected above is an estimate, and the ultimate amount paid may be materially more or less.

As of June 30, 2002, Ashmont has committed to make additional capital contributions for certain investments totaling $3.5 million. If necessary, the Company intends to fund these amounts on behalf of Ashmont. Such amounts have not been included in the table above.

The Company leases certain facilities under tenancy-at-will agreements, which are not included in the future minimum lease payments above. Future payments above do not include the lease of warehouses at an annual cost of approximately $1.5 million, $1.1 million, $0.8 million, $0.6 million and $0.4 million in fiscal 2003, 2004, 2005, 2006 and 2007, respectively, which are fully reimbursed by a customer. Such customer is liable for any remaining obligation under these leases in the event that the customer were to terminate the Company's contracts.

THREE MONTHS ENDED SEPTEMBER 29, 2002

    SERVICE REVENUES. Revenues for the first quarter of fiscal 2003, which ended September 29, 2002, were $154.5 million compared to $147.0 million for the first quarter of fiscal 2002, which ended September 23, 2001, an increase of $7.5 million or 5.1%. This change was primarily attributable to an increase in the Commercial Division's revenue of $8.7 million, partially offset by a decrease in the Industrial Division's revenue of $0.2 million and a decrease of $1.0 million that was the result of the sale of certain contracts with customers located in the province of Quebec, effective February 1, 2002. A major contributor to the increase in the Commercial Division's revenue was the increase in the scope of work for Simon Property Group, resulting in an additional $7.5 million in revenues compared with the same period in the prior year. The Commercial Division's revenue also increased due to additional services performed under new and existing contracts outpacing reductions by existing customers and lost contracts. The decrease in the Industrial Division's revenue was the result of lost contracts and reductions in the scope of work for existing customers outpacing additional revenues from new contracts and increased services for existing customers.

    CASH FLOWS. For the three months ended September 29, 2002, the Company's cash balance decreased by $0.9 million. The decrease was attributable to cash used in


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operating and investing activities of $3.8 million and $0.8 million, respectively. These uses of cash were partially offset by cash provided by financing activities of $3.6 million. A major contributor to cash used in operations was a $6.2 million increase in accounts receivable. Cash used in operations reflects payments of $1.9 million to the fronting carrier for a deposit account to fund workers' compensation claims related to the April 1, 2002 to March 31, 2003 policy year. The Company also made payments of $2.8 million to fund Ashmont's claims payments and a payment of $0.5 million to fund a capital call on one of Ashmont's investments.

Cash used in investing activities of $0.8 million was primarily the result of capital expenditures.

Cash provided by financing activities was primarily the result of $5.8 million of borrowings under the revolving credit facility. These proceeds were partially offset by a $2.0 million decrease in the cash overdraft.

SETTLEMENT OF BOSTON-AREA STRIKE

The leadership of one of the labor unions representing the Company's Boston-area janitorial service employees organized a strike at a number of commercial office buildings serviced by the Company. The strike, which began on September 30, 2002, was resolved effective October 24, 2002, through the negotiation of a new five-year contract with the union. Principal issues in the strike were wage increases, conversion of part-time positions to full time positions, and provision of paid medical benefits to part-time employees.

The majority of the Company's Boston-area workforce represented by the striking union continued to report to work throughout the strike, and the Company believes that service to its customers was not materially impaired by the strike. The Company estimates that the cost impact from the strike will be approximately $800,000 (assuming recovery of certain cooperative expenses from other union contractors), which will be recorded in the second quarter of fiscal year 2003. However, the Company does not anticipate a material adverse effect over the long term as a result of either the strike or the new contract.

AMENDED CREDIT FACILITY

The Company entered into an eighth amendment to the Company's existing revolving credit facility effective as of July 29, 2002. This amendment increased the maximum availability from $55.0 million to $60.0 million, modified a number of the financial covenants and other terms, and extended the term of the facility through August 15, 2005.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this report are forward-looking and represent the Company's expectations or beliefs concerning future events. Without limiting the


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foregoing, the words "believes," "anticipates," "expects," "intends,"
"estimates," "will" and similar expressions are intended to identify forward-looking statements. The Company cautions that these and similar statements involve risks, uncertainties and assumptions that could cause actual results or events to differ materially from those described in such forward-look statements. Factors which could cause such differences include the Company's ongoing insurance exposure, Ashmont's financial condition (including the illiquidity of its investments, the amount of its deficit and its inability to meet cash flow obligations), insurance regulatory and contractual requirements affecting the Company and Ashmont, actions of regulators, the Company's degree of leverage, restrictions in the Company's debt agreements, competitive factors and pricing pressures, future labor relations, general economic conditions and the acts of third parties, as well as other factors which are described in the Company's Registration Statement on Form S-4 (File No. 333-42407), and periodic reports filed with the Securities and Exchange Commission from time to time.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

         Not applicable.

(b)  PRO FORMA FINANCIAL INFORMATION.

         Not applicable.

(c)  EXHIBITS.

         Exhibit No. 10.l  --    Eighth Amendment to Loan Documents dated as of
                                 July 29, 2002 among UNICCO Service Company, certain subsidiaries thereof, Fleet National
                                 Bank and Citizens Bank of Massachusetts.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Unicco Service Company
                                            (Registrant)


                                            By: /s/ George A. Keches
                                                --------------------------------
                                            Name:  George A. Keches
                                            Title: President, Chief Financial
                                                   Officer and Chief Operating
                                                   Officer


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